Exhibit 99.2

SteelCloud Earnings conference call 1st Quarter 2006

Call Opens with Operator announcing SteelCloud's quarterly conference call

Bob Leahy will welcome participants, introduce the management team and read the safe Harbor statement:

On the call today is:

Tom Dunne, CEO

Brian Hajost, President

And Kevin Murphy, CFO

Before we begin, let me read the Safe Harbor Statement:

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company’s stock; and the risk factors set forth from time to time in the Company’s SEC reports. SteelCloud takes no obligation to update or correct forward-looking statements.

Tom's Opening Remarks

Thank you, Bob.

Our first quarter results were issued last evening. Q1 revenues and profits did not meet our projections. Just about all the revenue shortfall was associated with our federal government business because many federal budgets were not approved until late in our first quarter. Consequently, our new federal orders were received too late to contribute to Q1 revenues. Quarterly profits suffered accordingly, especially when compared to the first quarter of 2005 when gross margins were unusually high. It should also be noted that our first fiscal quarter has traditionally been most challenging.

Going forward… we have numerous new strategic initiatives underway to improve performance… all directly in line with emerging market needs.

•	In the OEM market, our new server line and SteelWorksTM, are driving new business sales efforts.

•	In the integration market, Intel is working with SteelCloud to spearhead their marketing effort into the U.S. Department of Defense. Our two companies are collaborating on new high-end product lines and significant marketing programs.

•	In our solutions business, we’ve already added new product lines for the network security market space. And, we’re working on new contract vehicles for both our integration and solutions businesses. The critical path in all these markets is our ability to grow our sales organizations quickly enough to capitalize on the opportunities. So… at this moment, increasing our sales presence is the number one priority for our company.

Our fiscal second quarter ends April 30. Compared to Q1, we’re projecting increased revenues, expenses to remain relatively flat which will result in a smaller operating loss than Q1. For the rest of the year, as our federal market business improves, we’re anticipating continuing revenue growth and a return to quarterly profitability by year-end.

Kevin will now talk about our Q1 results. Brian will follow and discuss Q2 and beyond. We’ll then open it up for questions.

Thanks Tom.........

We released our results yesterday for the quarter ended January 31, 2006. Revenues were approximately $6.7 million compared to $9 million in 2005. The Company recorded a net loss of $830,000, or $.06 cent per share in 2006 compared to net income of $414,000 or $.03 cents per share in fiscal 2005. Gross Margins decreased to 20.5% in fiscal 2006 from 28% in fiscal 2005.

Several specific factors contributed to our disappointing results.

First, we booked over $4 million in contracts at the very end of the quarter. We had anticipated the receipt of these contracts in late fiscal 2005 with an expected delivery in Q1. Deliveries on these contracts will be completed in Q2 2006.

Second, approximately $1.6 million in anticipated orders were held up in government contracting at the end of the quarter. We have received some of these orders in early Q2. Revenues for these orders will likely be recognized in Q2 and Q3 2006.

Third, we had an order in excess of a half a million dollars booked in the fourth quarter of 2005 that we have been unable to deliver due to availability of raw materials. We expect delivery of this order in Q3 2006.

And finally, last year’s higher than normal gross margins were a result of timing issues. Several contracts were nearing completion during early fiscal 2005, when gross margins are generally higher at that stage of a contract life cycle. Conversely, during fiscal 2006 we had several contracts at the early stage of the contract life cycle which impacted overall gross margins.

Although our results did not meet our expectations for the first quarter, we did make significant progress with our financial goals:

1.	As Tom mentioned, a principle priority is to improve our orders and associated backlog. During Q1 we booked orders in excess of $10 million. Several of these orders were multi-year contracts which will be delivered over the next 3 to 36 months. We concluded our first quarter with nearly $7 million in backlog and have continued to improve on that amount during our second quarter now in progress.

2.	An important on-going goal is to manage our operating costs. Our total operating costs were relatively flat when compared to Q1 2005. During Q1 2006, we exercised good cost control measures, especially considering our focus on making investments in sales and marketing. Sales and marketing investments will continue in upcoming quarters as orders remains a priority.

3.	Another financial goal is to mitigate our revenue concentration. When comparing our results to the prior year, it is important to note that in Q1 2005, one customer accounted for 70% or $6.3 million of our total revenues. Due to contract completions in fiscal 2005 and contract awards in the early stages of deployment in fiscal 2006, revenue concentration from this customer this quarter was approximately 30% or $1.9 million. Our revenue diversification has improved from last year. This signals that we have experienced significant growth in other areas of our business, particularly OEM sales and security solutions. We have expanded our customer base and commenced deliveries for new customers during Q1. Brian will discuss this new business in further detail momentarily.

4.	And finally, we successfully adopted FAS 123R during the quarter, which requires us to record compensation cost related to share based payments, otherwise known as incentive stock options and employee stock purchases. Total compensation cost captured in Q1 relating to our adoption of this accounting pronouncement was approximately $35,000.

Cash was utilized during the quarter to finance sales transactions and purchase inventory for contracts as evidenced by the significant increases in both our accounts receivable and inventory balances at January 31, 2006.

Although our cash balance decreased during the quarter, our balance sheet remains strong. We ended the quarter with over $8.5 million in working capital. Our current ratio is good as our current assets are nearly 2 1/2 times our current liabilities. Our debt-to-equity ratio remains low as our total liabilities are less than one third of our stockholder’s equity.

Our healthy financial position will continue to provide us with both strategic and operational opportunities. Our cash on hand at the end of the quarter was approximately $5 million and together with our $3.5 million line of credit, we have the means to execute our plan for Fiscal 2006 and beyond.

Having said that, we will continue to exercise fiscal discipline in controlling our operating costs and preserving our cash position. Our top priority remains investing in our sales and marketing resources.

We have received many inquires regarding our stock buy back plan announced last September. Our plan and the execution thereof is strongly derivative of our cash balance as well as other factors such as our financial ratios and market capitalization relative to our net book value. As such, we will commence our buy back plan at the point that our current ratio is at least 3.5 (that is, current assets are 3½ times our current liabilities). It is important to note that this plan may be modified from time to time as market or business conditions change.

Now I will turn the floor over to Brian who will discuss our current and future business initiatives and activities…………………

Good morning.

In Q1, we made significant progress in bolstering the Company’s foundation for improved results. We increased our product offerings, developed new partner relationships, and worked diligently on adding new contracting vehicles to further penetrate the federal market. While these efforts are significant, they are not readily apparent in our current financials.

Overall, as Kevin mentioned, we had a solid quarter in terms of orders booked. Let me discuss our results and plans in the context of our three major market offerings. These would include our OEM, our federal integration, and our solutions businesses.

I will start with our OEM business. As discussed in September, we signed two significant new OEMs. We started shipping the 2nd OEM’s product in the 1st quarter. In Q1, we also delivered additional prototype appliances to our existing OEM customers for product replacements and product line expansions. Several new OEMs are on the near-term horizon, with shipments for one scheduled to begin in Q2.

RoHS has become a serious concern of our customers and, as such, we have had a major undertaking over the past 4-5 months to achieve compliance. RoHS is a European regulation that dictates that hazardous materials, such as lead and mercury, are removed from computers by July of this year. RoHS has been the electronics industry “Y2K,” requiring the revamping of virtually every computer component. SteelCloud has worked feverishly over the past few months, and will succeed in ensuring that our customers have RoHS certified products well before the July cut-off date.

As announced in January, we are augmenting our traditional appliance offerings with additional SteelCloud designed and developed proprietary software. SteelWorks is family of software applications created to assist our customers is developing appliances that work better, are easier to support, and deliver a better customer experience. SteelWorks was delivered, in production appliances, in Q1. We continue to enhance SteelWorks, as it becomes a major differentiator for both our OEM and federal integration businesses. We plan to increase our OEM appliance business by 50% this year.

Significant product and market initiative are underway in our Federal businesses. Let me begin with our Federal Integration business. I announced a year ago that we had begun working on an opportunity with Intel that could dramatically change the way the federal government, especially within the U.S. Department of Defense, secures their more routine data transmissions. This opportunity involves the use of recently developed embedded hardware techniques for handling keys and encryption. In the 1st quarter, we sold the first prototypes for this opportunity. As I have said in the past, this opportunity will go through several implementation phases before it would potentially, become financially significant to SteelCloud. Although there is significant variability in the timeframe of this project, there exists tremendous upside potential.

Continuing with our Integration business, over the last six months, we have also invested in another major initiative with Intel. While SteelCloud recognizes much of its federal integration revenue from civilian agencies, we are becoming more engaged with military opportunities — in areas of mobile warfare – helicopters, HumVees, airplanes, battleships, and rapid deployment applications. These applications involve requirements not seen in normal data processing environments. Specifically, these applications challenge the current technology in the areas of heat, size, power, and performance.

With Intel’s assistance, SteelCloud is setting up a solutions center at our facility, to highlight advanced blade technologies directed at mobile warfare applications. SteelCloud was chosen because of our Federal experience, proximity to the target customer base, and our strong engineering and technical competence. Three additional companies are supporting our initiative by providing both technology and technical support. We expect to have the initial solution center operational within 4-6 weeks and have the products launched in early Q3. We are already speaking with two leading federal defense contractors about this technology. We anticipate that SteelCloud will be “the” showcase for federal customers for this product category.

As previously reported, in Q1, SteelCloud finalized its application for a patent for a proprietary chassis designed for harsh environments. We expect to leverage our experience with the computing needs of harsh environments into significant future business. We are currently tracking over $10M in opportunities in the product category.

Historically, Q1 is a low point for federal-related orders. We expect federal order-flow to accelerate as we roll out the Intel advanced blade solutions center mentioned previously and increase the depth and breadth of federal contracting vehicles which I will cover in a moment.

Moving on to our Solutions Group. Q1 has historically been the slowest quarter in terms of both orders and revenue for this group. However, compared to last year, we had good results from our Solutions Group in Q1. This was primarily due to the significant work we have accomplished with Computer Associates and other strategic partners over the last year. We concluded two new partnerships in Q1 – RSA and Secure Computing. We recognized revenue from one of these new partnerships in Q1. Also, in the next 30 days, we expect to finalize our relationship with another new solutions partner.

Federal contracting vehicles are critical to growing our Federal business. Contracting vehicles are pre-competed contracts that significantly streamline the customer buying process. Today, SteelCloud has a GSA schedule. While this is important to our business, it is too limited to drive the revenues and profit opportunities that we see in the federal market. Additional contracting vehicles reduce our reliance on highly competitive open market bid opportunities.

The most significant new opportunity is the U.S. Dept. of Homeland Defense's First Source contracting vehicle. This is a $3B small business set-aside contract for computer technology. First Source should be awarded later this year. SteelCloud is on two First Source teams with multiple product lines.

A second new opportunity is the Air Force NETCENTS contract. We are finalizing a teaming agreement with Telos, one of the prime contractors on NETCENTS. NETCENTS is a high profile contract that addresses much of the Air Force’s computer and network infrastructure requirements.

We are also in the process of completing a teaming agreement that will give us access to the Army’s TEIS contract for the Information Systems Engineering Command.

And, lastly, we are preparing to compete as a prime contractor on the SEWP4 contract managed by NASA later this year. SEWP is generally viewed as a parallel broad product-buying vehicle to GSA.

As we roll out new product and services, these additional contracting vehicles will be critical in raising the trajectory of our Federal revenue and profit growth.

The Solutions Group pipeline is the highest in the Company’s history – exceeding $14M in potential FY06 orders.

I have left a very exciting product until last. Significant work continues on SteelCloud’s proprietary compliance software application, the Audit Compliance System or ACS. We expect to go to internal beta next week with external beta within 30 days after that. As I mentioned in January, although we are cautiously optimistic regarding ACS’s near-term contribution to the Company’s results, it is only prudent that I not detail a FY06 forecast for the product until after we are in external beta.

In summary, significant strategic work has been underway for months to positively affect our results. We are bringing new OEMs on-line, we have forged new partnerships with significant players in the technology field, we are working with Intel on a major product line expansion, and we are adding significant new federal contracting vehicles that will enhance both our integration and solutions businesses.

I will now turn the call back to Tom who will open up the floor for questions.

Tom comments just prior to Q&A

Thanks Brian,

Before we start the questions and answers, as one of SteelCloud’s largest shareholders, I want to say a few words about our investment. Although I am not pleased with our financial results, I can assure you that I will take the necessary steps to improve results and protect our investment. Despite our current valuation, SteelCloud is a strong company.

We’ve been a viable business for nearly 20 years and we’ll be even more successful in the future. Tough quarters and fluctuating share price come with the territory. What we can control, however, is how we conduct our business, where we’re going and how we’re going to get there. As you heard from Brian, we’re taking the necessary steps to achieve these results, with focused new initiatives and a measured sense of purpose. Let’s now open it up for questions.

Tom’s closing remarks (after the Q&A):

Thank you all for listening and participating in this conference call. Our entire management team is committed to improving SteelCloud’s financial performance. We are moving ahead purposefully, with innovation, commitment, and a sense of urgency. We certainly appreciate the patience of our shareholders and look forward to sharing our success with you in the future. Thank you.